EXHIBIT-4.3

                        As amended through December 13, 1993



            HCA - HOSPITAL CORPORATION OF AMERICA
             1989 NONQUALIFIED STOCK OPTION PLAN


1.     Purpose

  The HCA - Hospital Corporation of America 1989 Nonqualified Stock Option Plan (the "Plan") is designed to enable key employees and officers of HCA
- - Hospital Corporation of America (the "Company") and its subsidiaries to acquire or increase a proprietary interest in the Company and thus to share in the future success of the Company's business.

2.     Definitions

  Whenever used herein, the following terms shall have the meanings set forth below:

  "Bank Memorandum" means the Confidential Memorandum dated December 1988 prepared by the management of HCA with the assistance of Morgan Guaranty Trust Company of New York.

  "Board" means the Board of Directors of the Company.

  "Class A Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

  "Class B Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

  "Class C Stock" means the Class C Common Stock, par value $0.01 per share, of the Company.

  "Committee" means the Compensation Committee of the Board, or such other committee as may be duly appointed by the Board from time to time to administer the Plan, in either case so constituted as to permit the Plan to comply with Rule 16b-3 with respect to grants to individuals subject to
Section 16 of the Exchange Act.

  "Common Stock" means the Class A Stock, the Class B Stock and the Class
C Stock.

  "Debt Repayment Option" means an option which vests as provided in
Section 9.3. The total number of Debt Repayment Options granted under the Plan shall not exceed 7,660,400.

  "Debt Repayment Target" means the reduction in aggregate Indebtedness of HCA for any fiscal year in accordance with the following schedule (dollar figures are in millions):
       Fiscal Year Ending                 Debt Repayment
          December 31,                        Target

            1989                             $   405.0
            1990                               1,232.4
            1991                                 113.9
            1992                                 171.0
            1993                                 237.0

  For the purposes of determining the reduction in aggregate Indebtedness for the fiscal year ending December 31, 1989, the level of aggregate Indebtedness at December 31, 1988 is deemed to be $5,735.5 million.

  "Earnings Option" means an option which vests as provided in Section
9.4. The total number of Earnings Options granted under the Plan shall not exceed 7,660,400.

  "Effective Date" means the date the Merger becomes effective.

  "Employee" means a regular salaried employee (including directors who are also employees and officers) of the Company or any of its subsidiaries.

  "Exchange Act" means the Securities Exchange Act of 1934 as amended and in effect from time to time, or any successor statute.

  "Exit Transaction" means: (i) any Third Party Exit Transaction; (ii) the acquisition by any person (except Frist (or any successor proxyholder under the Proxy Agreement) by virtue of his proxy to vote the Class A Stock of certain stockholders pursuant to the Proxy Agreement) of beneficial ownership (as defined in Rule 13(d)-3 under the Exchange Act) of securities of the Company representing 50% or more of the outstanding Common Stock; (iii) the complete liquidation of the Company; (iv) the partial liquidation of the Company involving the distribution to stockholders of assets having a fair market value (determined, in good faith, by the Board) in excess of $300 million; or (v) (x) any recapitalization or reclassification, (y) any restructuring of the Company by way of merger, dividend, distribution, exchanges and/or liquidation or otherwise, or (z) any other extraordinary transaction, provided that, in the case of this clause (v), such transaction is approved by the Board and either (1) the transaction involves a distribution to stockholders with a fair market value (determined in good faith by the Board of Directors) of at least $300 million or (2) any person or group of persons who hold at least 50% of the shares of Common Stock outstanding at the Effective Date cease, as a result of such transaction, to own any shares of Common Stock after giving effect to the transaction.





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  "Fair Market Value" means (a) with respect to any share of Common Stock:
(i) if, as of the date of determination, there is a public trading market for shares of Common Stock for which price quotations are readily available, the average of the "high" and "low" prices per share of Common Stock for the day on which trading occurs immediately preceding the date of determination as reported in The Wall Street Journal, or if no such "high" and "low" prices are so reported, but there is so reported only a "bid" and "asked" price for such day, the average of the "bid" and "asked" prices as so reported in The Wall Street Journal; or (ii) if, as of the date of determination, there is no public trading market for shares of Common Stock for which price quotations are readily available, the sum of
(A) the fair market value of a share of Common Stock as determined by an appraiser (selected pursuant to the Stockholders Agreement) as of the last day of each fiscal year of the Company and (B) the amount (or, if applicable, fair market value, as determined in good faith by the Board of Directors) of any declared but unpaid cash dividend or property distribution if such dividend or distribution was subtracted by the appraiser in calculating the amount described in the preceding clause (A). In determining the fair market value of any share of Common Stock, the appraiser shall not take into account any premiums for control, any discounts for minority interests or any restrictions or other limitations on such shares contained in the Stockholders Agreement, including, without limitation, the transfer restrictions and the right of the Company to purchase such shares as provided in the Stockholders Agreement.

  "First Option" means an option granted under the Plan prior to December 31, 1989.

  "Frist" means Thomas F. Frist, Jr., Chairman of the Board, Chief Executive Officer and President of HCA.

  "Grantee" means a person to whom an option or options under this Plan has or have been granted.

  "HCA" means Hospital Corporation of America, a Tennessee corporation.

  "HPC" means HCA Psychiatric Company, a Delaware corporation, and its subsidiaries.

  "Indebtedness" means (i) all obligations of the Company and its subsidiaries for borrowed money, (ii) all obligations of the Company and its subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company and its subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable, deferred employee compensation and like accrued liabilities arising in the ordinary course of business, (iv) all obligations of the Company and its subsidiaries as lessee under leases which are capitalized in accordance with generally accepted accounting principles, (v) all obligations, fixed or contingent, of the Company and



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its subsidiaries to reimburse or prepay any bank or other person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, whether drawn or undrawn, (vi) all obligations of the Company and its subsidiaries to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (vii) all Indebtedness of others secured by a lien on any asset of the Company and its subsidiaries, whether or not such debt is assumed by the Company and its subsidiaries, (viii) all Indebtedness of others guaranteed by the Company and its subsidiaries and (ix) the Cumulative Exchangeable Preferred Stock, par value $0.01 per share, of the Company; provided, notwithstanding the foregoing, any indebtedness or obligation shall not constitute Indebtedness under this definition either
(a) if it was incurred prior to January 1, 1990, but only to the extent it is not recorded on the Company's consolidated balance sheet in accordance with generally accepted accounting principles or (b) if it was incurred on or after January 1, 1990, but only to the extent both (x) it is not recorded on the Company's consolidated balance sheet in accordance with generally accepted accounting principles and (y) it is designated by majority vote or unanimous consent of the Company's Board of Directors as an indebtedness or obligation which is not to be considered Indebtedness under this Plan.

  "Initial Options" means an option to purchase shares of Class A Stock granted pursuant to the HCA - Hospital Corporation of America Nonqualified Initial Option Plan.

  "Initial Public Offering" shall mean the completion of the sale or sales of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act") (other than a registration statement relating to shares of Common Stock issuable upon exercise of options granted under the Plan or relating to any other employee benefit plan of the Company) in which the aggregate public offering price of such sale or sales equals or exceeds $50 million.

  "Merger" means the merger of TF Acquisition, Inc. into HCA, with HCA as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated November 21, 1988, as amended as of February 7, 1989, by and between the Company, TF Acquisition, Inc. and HCA.

  "Non-operating Asset" means any asset (including any stock in a subsidiary or any other equity investment in any affiliate) other than the assets of HCA's acute care hospital business, psychiatric hospital business, clinical laboratories business, international business or management contract business.

  "Non-operating Assets Option" means an option which vests as provided in Section 9.5. The total number of Non-operating Assets Options granted under the Plan shall not exceed 3,806,800.

  "Non-Performance Option" means an option granted under the Plan which vests as provided in Section 9.2. The total number of Non-Performance Options granted under the Plan shall not exceed 7,356,800.



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  "Operating Earnings" means HCA's net operating revenues less HCA's operating expenses as reflected in consolidated operating income in the projected consolidated income statement in the Bank Memorandum, a copy of which is attached hereto as Exhibit A provided that the amount of any compensation expense which is required by generally accepted accounting principles for the vesting of employee stock options shall be deducted from the amount of HCA's operating expenses. Operating Earnings for each year shall be computed on a basis consistent with the computation of operating income in the Bank Memorandum and shall be conclusively determined by the Company's independent auditor based on generally accepted accounting principles consistently applied and approved by the Board. For the fiscal year ending December 31, 1989, Operating Earnings shall be the sum of Operating Earnings for HCA and the Company, without duplication.

  "Operating Earnings Target" means the amount of Operating Earnings for each fiscal year in accordance with the following schedule (dollar figures are in millions):

       Fiscal Year Ending               Operating Earnings
          December 31,                        Target

            1989                             $ 889.3
            1990                               932.1
            1991                               796.4
            1992                               873.9
            1993                               973.3

  "Option Agreement" means the written agreement to be entered into by the Company and each Grantee, as provided in Section 7 hereof.

  "Original Stockholders" means the persons who hold shares of Common Stock immediately after the Effective Date.

  "Proxy Agreement" means the Proxy and Authorization Agreement, dated as of the Effective Date, among certain stockholders pursuant to which certain stockholders will grant to Frist an irrevocable proxy to vote such stockholder's Class A Shares.

  "Rate of Return" means the annualized internal rate of return before taxes on the investment in Common Stock by the Original Stockholders.

  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Effective Date, by the Company and all persons who, immediately after the Effective Date, will hold shares of Common Stock or Initial Options, providing such persons and holders of options granted under this Plan with certain registration rights.

  "Reserved Options" means those options available under the Plan which are not granted prior to December 31, 1989. Reserved Options may be Non-Performance Options, Debt Repayment Options, Earnings Options or Non-operating Assets Options. Reserved Options may be granted at any time prior to the tenth anniversary of the date the Plan first becomes effective.

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
  "Retirement" shall mean the termination of employment of a Grantee on or after age 65, or, if earlier, the termination of employment of a Grantee as the result of an election to take early retirement pursuant to any tax-qualified employee pension benefit plan sponsored by the Company or by HCA.

  "Rule 16b-3" means the Securities Exchange Commission Regulation 240.16b-3 or any successor regulation.

  "Special Options" shall mean (x) Reserved Options granted on or after July 1, 1991, except those Reserved Options granted on or after July 1, 1991 specifically determined by the Committee not to be Special Options and (y) all options held by Grantees who either (i) the Company or its subsidiary terminates from employment prior to January 1, 1992, and effective no later than March 31, 1992, or (ii) resigns from such employment prior to January 1, 1992, and effective no later than March 31, 1992, except, in either case those options held by such Grantees which vest or would vest on or before December 31, 1991, other than pursuant to the provisions of Section 15 hereof.

  "Spread" shall mean, with respect to any option surrendered in accordance with Section 15.2 upon the occurrence of a Third Party Exit Transaction, an amount equal to the product computed by multiplying (i) the excess of (A) the price per share paid in the Third Party Exit Transaction over (B) the purchase price per share at which the surrendered option is then exercisable by (ii) the number of shares covered by such option with respect to which it has not theretofore been exercised.

  "Stockholders Agreement" means the Stockholders Agreement, dated as of the Effective Date, by and among the Company and all persons who, immediately after the Effective Date, will hold shares of Common Stock or Initial Options.

  "Subscription Agreement" means the Subscription Agreement to be executed and delivered on or prior to the Effective Date, pursuant to which the Company will issue and sell shares of Common Stock and deliver option agreements for Initial Options.

  "Third Party Exit Transaction" means the sale of all or substantially all of the Company to any person or entity, whether by way of the sale of all or substantially all of the assets of the Company to such person or entity pursuant to a plan of liquidation or otherwise, or by way of merger or consolidation of the Company with another entity, or otherwise, and as a result of which Stockholders receive consideration for their Stock.

  "Voting Agreement" means the Voting Agreement, dated as of the Effective Date, among the Company and certain stockholders of the Company with respect to the management and corporate governance of the Company and HCA.

3.     Effective Date of Plan

  The Plan shall become effective on March 15, 1989 contingent upon the approval of the sole stockholder of the Company. No options shall be granted until 90 days after the Effective Date at which time options shall be granted as provided in Section 6(a) hereof. No options may be granted under the Plan after the tenth anniversary of the date the Plan first becomes effective.

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4.     Number and Source of Shares Subject to the Plan

  (a) The Company may grant options under the Plan for not more than the following amount of shares of its Class A Stock:

  the lesser of (1) 26,001,851 and (2) 26,001,851 minus all options which shall have been cancelled and shall have been restored to the total number available for grant under the Plan during the period December 13, 1993 until immediately before the close of business on the day before that day on which the Company merges with CHOS Acquisition Corporation ("CHOS"), a wholly-owned subsidiary of Columbia Healthcare Corporation which will be provided by the issuance of shares authorized but unissued.

  (b) Shares as to which options previously granted shall have failed to vest and shall have been cancelled for any reason shall be restored to the total number available for grant options, provided that such shares may be regranted only for the type of option for which such shares were originally granted.

5.     Administration of the Plan

  (a) The Plan shall be administered by the Committee. The Plan is intended is be administered by disinterested parties and to qualify for the exemption provided in Rule 16b-3 and shall be interpreted and construed in accordance with this purpose.

  (b) The Committee shall adopt such rules of procedure as it may deem proper, subject to the provisions of the Company's charter and bylaws.

  (c) The powers of the Committee shall include authority to administer and interpret the Plan, and, subject to the provisions hereof, to determine the persons to whom options shall be granted, the type of option to be granted, the number of shares subject to each option, the terms and provisions of each option, and the date on which options shall be granted.

6.     Granting Options

  (a) Options may be granted under the Plan to key employees and officers (who may be members of the Board) employed by the Company or any subsidiary, provided that the Committee shall grant, no earlier than 90 days after the Effective Date and no later than 150 days after the Effective Date, First Options to the individuals or categories of individuals, in the amounts, and of the types, all as set forth on Schedule A hereto. Notwithstanding the foregoing, the Board may, upon consultation with senior management of the Company and prior to 150 days after the Effective Date, revise, in good faith, the allocation of the options set forth on Schedule A.

  (b) Reserved Options shall vest in such increments as may be determined by the Committee but shall not vest and become exercisable earlier than First Options of the same type. If the Committee determines that the period during which any Reserved Option may vest shall extend beyond December 31, 1993, the Committee shall, with respect to Debt Repayment Options, Earnings Options or Non-operating Assets Options, and in consultation with senior management of HCA, set appropriate performance targets for the fiscal years beginning after December 31, 1993.

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  (c)  Notwithstanding the foregoing, in the event that any available
Non-Performance Options, Debt Repayment Options, Earnings Options or Non-operating Assets Options have not been granted by the Committee at or prior to the time of an occurrence of an Exit Transaction, then all options not theretofore granted shall be immediately granted to the Grantees to whom options have been previously granted under the Plan (provided each such Grantee is an Employee at the time of the occurrence of any such event) pro rata as Non-Performance Options, Debt Repayment Options, Earnings Options or Non-operating Assets Options, as the case may be, in accordance with the number of shares of Class A Stock subject to such options and the number of shares of Class A Stock subject to options theretofore granted to such Grantees, and such options shall vest and become exercisable in accordance with Section 15 hereof.

7.     Option Agreement

  (a) Option Agreements for options granted hereunder shall contain such provisions as may be required by the terms hereof, provisions concerning the time and manner by which the options may be exercised and such other provisions (including restrictions on the option and the option stock) as the Committee shall in its discretion impose. The Committee may vary the terms and provisions of individual Option Agreements on a case by case basis and shall not be required to make all Option Agreements uniform.

  (b) No option shall be exercised by a Grantee unless he shall have executed and delivered to the Company an Option Agreement.

  (c) Appropriate officers of the Company are hereby authorized to prepare, execute and deliver Option Agreements, and amendments thereto, in the name of the Company, with such provisions as from time to time may be dictated by the Committee consistent with the provisions hereof.

8.     Exercise Price

  The exercise price per share of Class A Stock with respect to all options granted pursuant to this Plan shall be $0.625.

9.     Terms and Exercise of Options

  9.1 General. Subject to earlier vesting as hereinafter provided, each option granted under the Plan shall be exercisable in the proportion in which it becomes vested only during a term commencing six months after the date when the option was granted and ending (unless the option shall have terminated earlier under other provisions of the Plan) on the date to be fixed by the Committee but not later than fifteen (15) years from the date of grant.

  9.2 Non-Performance Options. Unless the Committee shall determine otherwise in the case of Reserved Options only, Non-Performance Options shall vest and become exercisable in 20% increments at the end of each of the five fiscal years of the Company, beginning with the fiscal year ending December 31, 1989.

  9.3  Debt Repayment Options.

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  (a)  Debt Repayment Options shall vest and become exercisable in increments in each of the five consecutive fiscal years of the Company, beginning with the fiscal year ending December 31, 1989, as follows: If the reduction in aggregate Indebtedness of the Company and its subsidiaries during each of the fiscal years ending December 31, 1989, 1990, 1991, 1992 and 1993, equals or exceeds the Debt Repayment Target for such fiscal year, then the Debt Repayment Options shall vest and become exercisable in accordance with the following schedule:

       Fiscal Year                             Total
       Ending              Vesting             Percentage
       December 31,        Percentage     Vested

           1989               20%                20%
           1990               40%                60%
           1991               20%                80%
           1992               10%                90%
           1993               10%               100%

  (b) If the reduction in aggregate Indebtedness of the Company and its subsidiaries in any fiscal year is less than the Debt Repayment Target for such fiscal year, but the reduction in aggregate Indebtedness in such fiscal year and all prior fiscal years equals or exceeds the sum of the Debt Repayment Targets for such fiscal year and all prior fiscal years, then a percentage of the Debt Repayment Options shall vest and become exercisable, which percentage shall equal the Vesting Percentage for such fiscal year set forth in the schedule in paragraph (a) above.

  (c) If the reduction in aggregate Indebtedness of the Company and its subsidiaries in any fiscal year is less than the Debt Repayment Target for such fiscal year and the full increment of Debt Repayment Options for such fiscal year do not vest and become exercisable in accordance with paragraph (b) above, but the reduction in aggregate Indebtedness in such fiscal year and any successive subsequent fiscal years equals or exceeds the sum of the Debt Repayment Targets for such fiscal year, all prior years and such successive subsequent fiscal years, then a percentage of the Debt Repayment Options shall vest and become exercisable, which percentage shall equal the Vesting Percentage for such fiscal year set forth in the schedule in paragraph (a) above.

  (d) If the net proceeds from the sales of Non-operating Assets are used to pay Indebtedness in any fiscal year, then, at the option of the Company, either (i) the Debt Repayment Target for such fiscal year shall be increased by the amount of net proceeds used to pay Indebtedness or
(ii) the Debt Repayment Target shall not be so increased, but then, notwithstanding the definition of "Non-operating Asset" set forth herein, the assets so sold shall not be considered "Non-operating Assets" and the net after tax proceeds of such asset sales will not be considered in the vesting of Non-operating Assets Options.

  (e) In the event of a public offering, the net proceeds from such public offering that are used to pay Indebtedness in any fiscal year shall be treated, for purposes of determining whether the Debt Repayment Target for such fiscal year has been met, as a reduction in aggregate

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Indebtedness toward the achievement of the Debt Repayment Target for such fiscal year only if (i) at the time of such public offering, the Debt Repayment Options for all prior fiscal years had vested in accordance with paragraph (a) above, or (ii) any Original Stockholder sells any shares of Common Stock pursuant to such public offering and realizes a Rate of Return on the shares of Common Stock sold in such Initial Public Offering of at least 50%.

  (f) To the extent the Company undertakes capital investment projects not contemplated in the projections contained in the Bank Memorandum or completes divestitures at times different from the times contemplated in such projections, the Committee shall, in good faith, appropriately revise the Debt Repayment Targets.

  9.4  Earnings Options

  (a) Earnings Options shall vest and become exercisable in each fiscal year upon the attainment of the Operating Earnings Targets as follows:

       (i) For each full 1% of Operating Earnings Target by which Operating Earnings for the fiscal year ending December 31, 1989 exceed 98% of the Operating Earnings Target for such fiscal year, 5% of the Earnings Options shall vest and become exercisable, up to a maximum of 10% of the Earnings Options.

       (ii) For each full 1% of Operating Earnings Target by which Operating Earnings for the fiscal year ending December 31, 1990 exceed 96% of the Operating Earnings Target for such fiscal year, 2.5% of the Earnings Options shall vest and become exercisable up to a maximum of 10% of the Earnings Options.

       (iii)For each full 1% of Operating Earnings Target by which Operating Earnings for the fiscal year ending December 31, 1991 exceed 94% of the Operating Earnings Target for such fiscal year, 1.67% of the Earnings Options shall vest and become exercisable up to a maximum of 10% of the Earnings Options.

       (iv) For each full 1% of Operating Earnings Target by which Operating Earnings for the fiscal year ending December 31, 1992 exceed 92% of the Operating Earnings Target for such fiscal year, 2.5% of the Earnings Options shall vest and become exercisable up to a maximum of 20% of the Earnings Options.

       (v) For each full 1% of Operating Earnings Target by which Operating Earnings for the fiscal year ending December 31, 1993 exceed 90% of the Operating Earnings Target for such fiscal year, 5% of the Earnings Options shall vest and become exercisable up to a maximum of 50% of the Earnings Options.

  (b) If Operating Earnings in any fiscal year (the "Base Year"), except the fiscal year ending December 31, 1989, exceed the Operating Earnings Target for such fiscal year, such excess shall be treated, for purposes of determining whether the Operating Earnings Targets shall have been met, as Operating Earnings for the most recent preceding fiscal year with respect to which Earnings Options have not fully vested and have not become


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exercisable to determine whether Earnings Options with respect to such preceding year should vest and become exercisable in accordance with paragraph (a) above. If the Earnings Options with respect to such preceding fiscal year become fully vested and exercisable as a result of such special treatment of the excess Operating Earnings for the Base Year, the excess Operating Earnings for such Base Year less the amount, if any, which was treated as Operating Earnings in such preceding fiscal year in order to vest Earnings Options, will be similarly treated as Operating Earnings in the fiscal years preceding such preceding fiscal year (most recent years first), if any, to determine whether Earnings Options in those preceding years should vest and become exercisable in accordance with paragraph (a) above. This special treatment of the excess Operating Earnings for any Base Year will be continued until the excess is reduced to zero or the Earnings Options for all years preceding the Base Year are fully vested.

  (c) If the Company sells (i) any Non-operating Assets, which assets had operating income included in the projections set forth in the Bank Memorandum, or (ii) any division or direct or indirect subsidiary of the Company (other than Non-operating Assets), the Committee shall, in good faith, revise downward the Operating Earnings Targets for the fiscal year in which the sale occurs and for all subsequent fiscal years to reflect such sale, to the extent that the Operating Earnings Targets do not reflect the sale of such Non-operating Assets, and to ensure that the Grantees hereunder shall not be penalized for the reduced earnings base of the Company as a result of such sale.

  (d) To the extent the Company undertakes capital investment projects not contemplated in the projections contained in the Bank Memorandum or completes divestitures at times different from the times contemplated in such projections, the Committee shall, in good faith, appropriately revise the Operating Earnings Targets.

  9.5 Non-operating Assets Options. Non-operating Assets Options shall vest and become exercisable upon the sale of Non-operating Assets as described in this Section 9.5. The aggregate amount of Non-operating Asset Options is based upon the shareholders' objectives of receiving at least $1 billion in value in respect of Non-operating Assets by December 31, 1993. To encourage early sales of Non-operating Assets, the Non-operating Asset Options will vest in the proportion which the future value ("Future Value") of the net after tax proceeds of such asset sales bears to $1 billion. The Future Value of any Non-operating Asset sale is the value of the net after tax proceeds of such asset sale compounded on a quarterly basis from the end of the quarter in which such sale occurs until December 31, 1993 at a rate of 10% per annum for asset sales with net after tax proceeds of no more than $100 million and at a rate to be determined by the Committee for asset sales with net after tax proceeds in excess of $100 million. If shareholders realize the value of Non-operating Assets in an Exit Transaction on or before December 31, 1993, Non-operating Asset Options shall vest, based upon the value realized and the future value concept described in this paragraph. The value realized will be determined in good faith by the Committee. If any Non-operating Asset Options fail to vest, such Options shall be subject to Section 9.6.

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  9.6  Future Performance Goals.  In the event any Earnings Options, Non-
operating Assets Options, or Debt Repayment Options are not fully vested at or prior to December 31, 1993, the Committee, in consultation with senior management of HCA, may, in its discretion, set appropriate performance targets and criteria for each subsequent fiscal year until all Earnings Options, Non-operating Assets Options and Debt Repayment Options under the Plan shall be fully vested and exercisable.

  9.7 Determinations. Within 120 days after the end of each fiscal year, the Committee shall determine the extent to which Debt Repayment Options, Non-operating Assets Options and Earnings Options have vested and are exercisable for such fiscal year based on the principal amount of Indebtedness repaid, the proceeds from the sale of Non-operating Assets and the level of Operating Earnings, and shall communicate in writing to each Grantee of the percentage of his options which have vested, such options then being deemed to have vested and be exercisable on the last day of such fiscal year.

  9.8  Exercise.

  (a)  Options shall be exercised by delivering or mailing to the
Committee:

       (1) A notice, in the form and at times prescribed by the Committee specifying the number of shares to be purchased.

       (2) The full option price (i) by means of a check or money order payable to the Company, (ii) by the delivery of certificates for Class A Stock, valued at Fair Market Value for all or part of the option price and/or (iii) at any time after an Initial Public Offering, by Regulation T cashless exercises or pursuant to the procedure theretofore determined by the Committee. Prior to the Initial Public Offering, appropriate post-closing adjustments to the exercise price shall be made upon the determination of Fair Market Value.

       (3) If the Grantee has not previously executed the Stockholders Agreement, the Voting Agreement, the Proxy Agreement or the Registration Rights Agreement and any of such agreements are in effect on the date of the exercise, an executed copy of each such agreement then in effect.

       (4) Subject to the provisions of subsection (c) below, the Committee may require a Grantee receiving Class A Stock pursuant to an option granted hereunder to pay the Company the amount determined by the Company to be the amount required by it to be withheld with respect to the exercise of the option either in cash or securities (i) in accordance with Section 3402 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) in order to satisfy the relevant requirements of Section 83 of the Code and the regulations thereunder and (iii) in order to satisfy any similar requirements of state or local governments.

  (b) Upon receipt of such notice and upon payment of the option price, the Company shall promptly deliver to the Grantee a certificate or certificates for the shares purchased, without charge to him for issue or transfer tax.

  (c) At any time after an Initial Public Offering, a Grantee shall be permitted to pay all or a portion of any federal, state or local withholding taxes due pursuant to paragraph (a)(4) above in connection with the exercise of options granted under the Plan:

       (i) by electing to have the Company withhold shares of Common Stock due such Grantee upon such exercise, or

       (ii) by tendering previously owned shares of Common Stock,

such shares withheld pursuant to clause (i) or tendered pursuant to clauses (ii) having a Fair Market Value equal to the amount of tax to be withheld. A Grantee's election in respect of the use for withholding of Common Stock is subject to the following conditions:

       (1) the election must be made on or prior to the date on which the amount to be withheld is required to be determined;

       (2)  the election must be irrevocable; and

       (3)  the election is subject to disapproval by the Committee.

In addition, if the Grantee is subject to the reporting and liability provisions of Section 16 of the Exchange Act (a "Section 16 Person"), each election in respect of the Company withholding shares of Common Stock otherwise issuable is subject to the further conditions that either (1) the Section 16 Person shall have given to the Company, prior to six months before the option exercise, an advance standing election in the form of Schedule A hereto; (2) the exercise of the option and the stock withholding must take place in the four, 10-day periods beginning on the third day following the release of the Company's annual or quarterly earnings statements and the Company and the Section 16 Person otherwise in the transaction comply with the requirements of Rule 16b-3(e) or (3) such Participant shall acknowledge on a form provided by the Company that such share withholding may be a "sale" pursuant to Section 16 of the Exchange Act. As part of the withholding election, a Grantee may pay withholding taxes in excess of the statutory minimum as long as the amount paid does not exceed the Grantee's estimated federal, state and local tax obligations associated with the exercise, including FICA and FUTA taxes to the extent applicable.

  9.10 Nontransferability. Subject to Section 10 hereof, all options granted under the Plan shall be non-transferable other than by will or by the laws of descent and distribution. During a Grantee's lifetime, an option granted under the Plan may be exercised only by him.

  9.11 Common Stock Agreements.

  (a) Each Grantee shall execute and deliver the Stockholders Agreement upon the initial vesting of any portion of the options granted to such Grantee hereunder.

  (b) All options granted pursuant to this Plan and shares of Class A Stock acquired pursuant to the exercise of options shall be subject to the provisions of the Stockholders Agreement. In particular, all options and shares of Class A Stock acquired pursuant to an exercise of options shall be subject to the provisions of the Stockholders Agreement relating to "puts" and "calls" in the event of the termination of employment of the Grantee.

  9.12 HPC Recapitalization. For all purposes of this Plan (except those provisions of this Plan relating to option recipients), the borrowing by HPC of $500 million on August 30, 1990, and HPC's payment of such $500 million to HCA on August 30, 1990, in repayment of intercompany debt owed by HPC to HCA, shall be deemed to have been HCA's sale of HPC, effective August 30, 1990.

10.    Exercise of Options Upon Termination of Employment.

  (a) Upon the termination of employment, death or disability of any Grantee, any portion of such Grantee's options that have not vested and become exercisable as of the date of termination of employment, death or disability shall be cancelled and any portion of such Grantee's options that have vested and become exercisable as of such date shall be exercisable in accordance with the following provisions of this Section
10. Notwithstanding the immediately preceding sentence, if options for the fiscal year in which such Grantee's death or disability occurs vest pursuant to the provisions of the Plan, such Grantee's options for such fiscal year which would have vested if such Grantee had been an Employee at the end of such fiscal year shall be deemed vested on a pro rata basis based on the date in such fiscal year when such Grantee's death or disability shall have occurred.

  (b) If a Grantee dies prior to exercising any option granted hereunder, the option may be exercised to the extent such option is vested and exercisable on the date of the Grantee's death by the estate of the deceased Grantee, in whole or in part, until the expiration of the later of (i) one year from the date of the Grantee's death or (ii) the original term of the option. Such exercise shall otherwise be subject to all applicable conditions and restrictions prescribed in Section 9 hereof and in the Option Agreement.

  (c) Upon a Grantee's voluntary termination of employment (other than for Retirement or disability), or termination of employment for cause, the Grantee may exercise any option granted hereunder, to the extent such option is vested and exercisable on the date of such termination of employment, for a period of thirty (30) days from the date of such termination. Any options not exercised within such thirty-day period, and any portion of the options which had not vested as of the date of the Grantee's termination of employment, shall be cancelled.

  (d) Upon the Grantee's Retirement or termination of employment as a result of the Grantee's disability, or the Grantee's termination of employment for any reason other than the Grantee's voluntary termination of employment or termination of employment for cause, the Grantee may exercise the options granted hereunder, to the extent such options are vested and exercisable on the date of Retirement or any such termination of employment, until the expiration of the original term thereof. Any portion of the options which has not vested as of the date of such Retirement or any such termination of employment shall be cancelled.

  (e) Notwithstanding any other provision of this Plan, the Committee may provide that a Grantee shall be vested in none, any part or all or any portion of such Grantee's options not previously vested if his employment by the Company is terminated because of death, disability or Retirement.

11.    Stockholders' Rights and Obligations.

  (a) No person shall have any rights as a stockholder by virtue of a stock option except with respect to Common Stock actually issued to him, and the issuance of shares under an Option Agreement shall confer no retroactive right to dividends.

  (b) (i) This Plan, and the grant and exercise of options hereunder, and the Company's obligation to sell and deliver stock under such options, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by regulatory or governmental agencies as may be required.

       (ii) If the shares of Common Stock issuable upon exercise of any option have not been registered under the Securities Act of 1933, as amended (the "Securities Act") the Company may in its discretion require that, as a condition precedent to the exercise of any option, the person exercising the option give to the Company a written representation and undertaking, satisfactory in form and substance to the Company, that he is acquiring the shares for his own account for investment and not with a view to the distribution or resale thereof and otherwise establish to the Company's satisfaction that the offer or sale of the shares issuable upon exercise of the option will not constitute or result in any breach or violation of the Securities Act or any similar act or statute or any rules or regulations thereunder. If the shares of Common Stock issuable upon exercise of an option have not been registered under the Securities Act, the Company may place upon any stock certificate an appropriate legend referring to the restrictions on disposition under the Securities Act.

       (iii)If, upon the exercise of any portion of the options granted to a Grantee hereunder, any of the Stockholders Agreement, Voting Agreement, or Proxy Agreement is still in effect, the stock certificates for the shares of Common Stock issuable upon such exercise will bear the legends required by any such agreement in effect.

       (iv) In the event the class of shares issuable upon exercise of any option is listed on any national securities exchange, the Company shall not be required to issue or deliver any certificate for shares upon the exercise of any option prior to the listing of the shares so issuable on such national securities exchange.

12.    Adjustment of Changes in Capitalization, Reorganization, etc.

  (a) Any change in the number of outstanding shares of Common Stock occurring through stock splits, stock rights offering, special dividend, stock dividends or stock consolidations after the adoption of the Plan shall be reflected proportionately in a change in the aggregate number of shares of Common Stock then available for the grant of options under the Plan, or becoming available through the termination of operations previously granted but unexercised, in the number subject to options then outstanding, and in the amounts remaining available for purchase under outstanding options, and a proportionate change shall be made in the per share option price as to any outstanding options or portions thereof not yet exercised; provided, however, that fractional shares shall be rounded to the nearest whole share. If changes in capitalization other than those considered above shall occur, the Committee shall make such adjustments as it may consider appropriate in the number of shares for which options may thereafter be granted, and in the number of shares remaining subject to options previously granted and in the per share option price, and all such adjustments shall be conclusive.

  (b) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities or property (including cash) of the Company or of another corporation by reason of reorganization, merger, sale or transfer of all or substantially all the Company's assets to another corporation, or consolidation, appropriate adjustments shall be made by the Committee in the number and kind of shares of Common Stock, other securities or property for the purchase of which options may be granted under the Plan including the maximum number that may be granted to any one participant. In addition, the Committee shall make appropriate adjustment in the number and kind of shares of Common Stock, other securities or property as to which outstanding options, or portions thereof then unexercised, shall be exercisable. Any adjustment of the Plan or in outstanding options shall be effective on the effective date of the event giving rise to such adjustment.

13.    Termination, Suspension or Amendment of Plan.

  The Board may at any time terminate, suspend or amend the Plan by the affirmative vote of at least three-quarters of the directors eligible to vote at a meeting of the Board at which at least three-quarters of the directors are present, except that the Board shall not, without the authorization of the holders of at least two-thirds of the shares of Class A Stock voted at a stockholders' meeting duly called and held, change any provisions (other than through adjustment for changes in capitalization as hereinabove provided) which determine (a) the classes or persons eligible for options; (b) the minimum option price; (c) the terms of payment; or

(d) the duration of the Plan or the maximum term of any option. In addition, without such stockholder authorization, no amendment shall be made to the Plan which would (A) materially increase the benefits accruing to participants under the Plan, (B) materially increase the number of securities which may be issued under the Plan (other than as provided herein), or (C) materially modify the requirements as to eligibility for participation in the Plan. No termination, suspension or amendment of the Plan shall adversely affect any right acquired by a Grantee, or by any estate of a Grantee (as provided in Section 10 hereof), under the terms of an option granted before the date of such termination, suspension or modification, unless such Grantee or successor shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 12 does not adversely affect any such right. Notwithstanding anything to the contrary set forth herein, if any provision herein shall be determined at any time to be in violation of Rule 16b-3, such provision shall, upon such determination, automatically be deemed inoperative, void and of no force and effect as if never set forth herein and may be deleted from the Plan or amended by the Board at any time with prospective or retroactive effect.

14.    Application of Proceeds.

  The proceeds received by the Company from the sale of its shares of Common Stock under the Plan will be used for general corporate purposes.

15.    Event of Acceleration.

  15.1 Vesting Upon Exit Transaction. Notwithstanding anything to the contrary in the Plan, upon the occurrence of an Exit Transaction:

  (a) All Non-Performance Options which have not previously vested shall vest and become immediately exercisable.

  (b) The portion of the Debt Repayment Options which may vest in accordance with Section 9.3(a) hereof in the fiscal year in which the Exit Transaction occurs (the "Exit Transaction Year") and the portion of the Debt Repayment Options which may vest in accordance with Section 9.3(a) hereof in the fiscal years subsequent to the Exit Transaction Year shall vest and become immediately exercisable. Except as otherwise provided in this Section 15, any Debt Repayment Options which may vest in accordance with Section 9.3(a) hereof in any fiscal year prior to the Exit Transaction Year which have not vested prior to the Exit Transaction shall be cancelled.

  (c) All Earnings Options which may vest in accordance with Section 9.4(a) hereof in the Exit Transaction Year shall vest if the annualized Operating Earnings for the Exit Transaction Year (calculated on the basis of the number of days elapsed in the year prior to the occurrence of the Exit Transaction), based on actual Operating Earnings results for such year available at the time the Exit Transaction is consummated, equal or exceed the Operating Earnings Target for the Exit Transaction Year. All Earnings Options which may vest in accordance with Section 9.4(a) hereof in any year subsequent to the Exit Transaction year shall vest and become immediately exercisable. If the annualized Operating Earnings for the Exit Transaction Year exceed the Operating Earnings Target for the Exit Transaction Year, such excess shall be treated, for purposes of determining whether the Operating Earnings Targets have been met, as Operating Earnings for the most recent preceding fiscal year with respect to which Earnings Options have not fully vested and become exercisable, to determine whether Earnings Options with respect to such preceding fiscal year should vest and become exercisable. If the Earnings Options with respect to such preceding fiscal year become fully vested and exercisable as a result of such special treatment of the excess annualized Operating Earnings for the Exit Transaction Year, the excess annualized Operating Earnings for the Exit Transaction Year less the amount, if any, which was treated as Operating Earnings in such preceding fiscal year in order to vest Earnings Options, will be similarly treated as Operating Earnings in the fiscal years preceding the preceding fiscal year (most recent years first), if any, to determine whether Earnings Options in those preceding fiscal years should vest and become exercisable. This special treatment of the excess annualized Operating Earnings for the Exit Transaction Year will be continued until the excess is reduced to zero or the Earnings Options for all fiscal years preceding the Exit Transaction Year are fully vested.

  (d) The Committee may, in its discretion and in light of all the circumstances, cause Debt Repayment Options and Earnings Options which have not vested and become exercisable prior to the Exit Transaction Year or which would not vest and become exercisable pursuant to paragraphs (b) and (c) above, to vest if the Original Stockholders realize a Rate of Return no less than 50% on their Common stock after giving effect to the Exit Transaction. The number of such Debt Repayment Options and Earnings Options which the Committee may cause to vest pursuant to this paragraph
(d) shall not exceed the number of Debt Repayment Options and Earnings Options which, after giving effect to the exercise of such options, would reduce the Rate of Return realized by the Original Stockholders to 50% after giving effect to the Exit Transaction.

  15.2 Vesting Upon December 31, 1991. Notwithstanding anything to the contrary in the Plan, upon the occurrence of December 31, 1991:

  (a) All Non-Performance Options which have not previously vested shall vest and become immediately exercisable, except Special Options.

  (b) All Debt Repayment Options which have not previously vested shall vest and become immediately exercisable, except Special Options.

  (c) All Earnings Options which have not previously vested shall vest and become immediately exercisable, except Special Options.

  (d) All Non-operating Assets Options which have not previously vested shall vest and become immediately exercisable, except Special Options.

  (e) All Special Options held by Grantees shall become Non-Performance Options and vest pursuant to those special vesting provisions which were determined by the Committee for each Grantee of Special Options and which were set forth in the Grantee's Option Agreement to be the vesting schedule if and when the option became a Non-Performance Option on December 31, 1991.

  15.3 Section 16 Person's Sale of Accelerated Options. In respect of the options held by Section 16 Persons which have their vesting periods accelerated in accordance with the provisions of Section 15.1 or 15.2 hereof, each such Section 16 Person shall not sell or otherwise dispose of the shares of Common Stock issuable to him upon exercise of such options until six months has elapsed from the date that the option has vested, except with the approval of securities counsel for the Company

  15.4 Cash Out. Upon the occurrence of a Third Party Exit Transaction, all Non-Performance Options, Debt Repayment Options, Non-operating Assets Options and Earnings Options which have vested and become exercisable (including those options which vested and became exercisable pursuant to Section 15.1) shall be surrendered by the Grantees to the Company for cancellation and the Grantees will receive upon such surrender a payment in the amount equal to the Spread applicable to such surrendered option and in the kind of, and in the same proportions as, the consideration received by stockholders in the Third Party Exit Transaction.

                                                   EXHIBIT A
                                        to 1989 Nonqualified
                                           Stock Option Plan


____________________
(date)



HCA-Hospital Corporation of America
One Park Plaza
Nashville, Tennessee  37203

  Re:  Standing Electing to Withhold Shares for Section 16 Persons

Gentlemen:

  Henceforth, whenever I exercise a Company employee stock option (including any options which hereafter may be granted to me), I request that the Company withhold from my exercise the number of shares of Company Common Stock equal in value to the federal and state withholding taxes due upon exercise. This election may not be changed without six months' notice.

Very truly yours,